Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

National Health Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(r)	—	—	—	—	—

	Equity	Preferred Stock, $0.01 par value per share	457(r)	—	—	—	—	—

	Debt	Debt Securities	457(r)	—	—	—	—	—

	Other	Guarantees of Debt Securities (3)	457(r)	—	—	—	—	—

	Other	Warrants	457(r)	—	—	—	—	—

	Other	Units	457(r)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—
(1)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a on a “pay as you go” basis

(2)

The amount to be registered consists of an indeterminate amount of the securities of each identified class as may from time to time be offered at indeterminate prices. This registration statement also covers an indeterminate amount of the identified classes of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. No separate consideration will be received for guarantees of debt securities registered hereunder.

(3)

Certain subsidiaries of National Health Investors, Inc. may fully and unconditionally guarantee the payment of principal of, and premium (if any) and interest on, the debt securities of National Health Investors, Inc. No separate consideration will be received for the guarantees of debt securities being registered. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required to paid in respect of the guarantees. The guarantees will not be traded separately.